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                                EXHIBIT 99


FOR IMMEDIATE RELEASE

CONTACT: PAUL SYLVESTER
MANATRON, INC. (616) 375-5300
OR
JEFF LAMBERT, JOHN VONDER HAAR (800) 435-9539
SEYFERTH & ASSOCIATES, INC. (SEYFERTHPR@AOL.COM)

                   MANATRON ANNOUNCES UNEXPECTED PASSING
                OF OFFICER AND BOARD MEMBER MELVIN TRUMBLE


    KALAMAZOO, Michigan, May 8, 1998 - Manatron, Incorporated (NASDAQ:MANA) today announced that Melvin J. Trumble, president of the Company's Sabre Appraisal Division and a member of the board of directors, passed away yesterday following a heart attack.

    Trumble, 58, joined Manatron in November 1994 when the Company acquired Sabre Systems and Service. Trumble had been with Sabre four years before the acquisition and has been part of the appraisal industry for 35 years. Trumble has served on Manatron's board of directors since 1995.

    "I and the rest of the Manatron staff are shocked and saddened by the sudden death of our good friend Mel Trumble. Our sincerest sympathies and prayers go out to his family," said Paul Sylvester, Manatron president and CEO. "Mel developed and lead a strong team of individuals at our Sabre Appraisal Division, and we expect they will carry on his legacy admirably."

    Mel is survived by his wife Linda, three children and three step-children. Funeral services are pending.

    Manatron is a leading provider of application software, hardware and mass real estate appraisal products and services to local governments. The Company currently serves approximately 1,600 customers in more than 30 states, with concentration in the Midwest, Northeastern and Southeastern regions of the United States. Manatron can be found on the internet at HTTP://WWW.MANATRON.COM.


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